Exhibit 99.2

CONSENT OF DIRECTOR NOMINEE

DATA443 RISK MITIGATION, INC. (the “Company”) intends to file a Registration Statement on Form S-1 (together with any amendments or supplements thereto, the “Registration Statement”) registering securities for issuance. As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement as a Director Nominee.

Dated: December 06, 2021	BY:	/s/ Lewis Jaffe
LEWIS JAFFE